Exhibit 10.12
William L. Ballhaus
President and CEO
June 23, 2008
General Anthony C. Zinni
USMC (ret.)
123 Huntercombe
Williamsburg, VA 23188
Dear General Zinni:
We are pleased to offer you continued employment with DynCorp International LLC (the “Company”) as Senior Advisor to the CEO, effective July 17, 2008, with an external title of Executive Vice President. You will report directly to the Chief Executive Officer focusing primarily on customer, government, media, and other outside relations in support of developing new business opportunities.
You will be considered an exempt employee at will. Your salary will be payable in bi-weekly increments of fifteen thousand three hundred eighty four dollars and sixty-two cents ($15,384.62) for an annualized rate of four hundred thousand dollars ($400,000).
In the event the Company terminates your employment prior to the expiration of one year from the effective date of July 17, 2008, the Company agrees to pay you a severance amount equal to the difference between $400,000 and the amount of wages as shall have been earned by you through the date of termination.
The Company recognizes your commitments to other organizations and activities and finds acceptable your continuing involvement in such external matters so long as they do not conflict or materially interfere with the performance of your duties and responsibilities as a senior executive of DynCorp International.
You will retain your Class B Percentage Interest in DIV Holding along with Restricted Stock Units previously awarded to you under the terms of the DynCorp International Omnibus Incentive Plan.
You will be expected to work a minimum of three days per week (on average) at your office in the Company’s Falls Church, VA headquarters, with limited ability to work from home provided that the absence is coordinated with me in advance.
This offer of employment is valid for a period of ten (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below.
I look forward to working closely with you to grow our business in the coming year.
Sincerely,
DynCorp International LLC
/s/ William L. Ballhaus
William L. Ballhaus
President and Chief Executive Officer
DynCorp International LLC
I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International retains the same right. I further understand that the terms of this offer of employment supersede the terms of all previously executed offers of employment.
/s/ Anthony C. Zinni
Anthony C. Zinni
3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042
Phone: (703) 462-7100 – Fax: (703) 462-7210 – www.dyn-intl.com